Exhibit 10.1

CALL AND PUT OPTION AGREEMENT

Entered into by and between:

ARCELOR, a company incorporated and governed under the Luxembourg Law, having its head office at 19 Avenue de la Liberté, Luxembourg, by its undersigned legal representatives (“ARCELOR” or the “Purchaser”); and

CALIFORNIA STEEL INDUSTRIES, INC., a corporation incorporated and governed under the laws of the State of Delaware of the United States of America, having its head office at 14000 San Bernardino Avenue, California, United States of America, by its undersigned legal representatives (“CSI” or the “Seller”, each of ARCELOR and the Seller, a “Party” and collectively, the “Parties”);

W I T N E S S E T H:

WHEREAS, CST is a sociedade anônima organized and existing under the laws of Brazil, which operates in the carbon steel market and is currently controlled by the Seller, Aços Planos do Sul S.A., Companhia Vale do Rio Doce, JFE Steel Corporation and other Japanese shareholders;

WHEREAS, the Seller holds 786,653,160 common shares issued by CST, representing 4.0% of the common stock of CST and 1.5432% of the total stock of CST.

WHEREAS, any transfer of CST shares bound by the CST Shareholders Agreement (as defined in Section 1.1 below) by any party thereto would trigger the rights of first refusal of the other parties thereto;

WHEREAS, subject to terms and conditions of this Agreement, the Seller is willing to grant an option to allow ARCELOR to acquire the CST shares (as defined in Section 1.1 below), once the CST Shareholders Agreement is terminated, and ARCELOR is willing to grant an option to allow the Seller to sell the CST Shares, after the foregoing condition is met;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.

“Agreement” shall mean this Call and Put Option Agreement.

“Business Day” means any day when banks are open for business Luxembourg, New York, USA and Paris, France.

“Closing” shall mean the implementation of the purchase and sale of all the CST Shares, upon the exercise of any of the Options mentioned in Article II, which implementation comprises of the (a) transfer of all the CST Shares and (b) payment by ARCELOR of the Exercise Price (as defined below) to the Seller.

“Closing Date” shall mean the date when the Closing occurs.

“Control” shall mean the ownership, directly or indirectly, of more than 50% (fifty percent) of the voting capital of a Person and the ability to elect the majority of the members of such Person’s board of directors and executive board, and direct the management or policies of a Person. “Controlling” and “Controlled” have corresponding meanings.

“CST” shall mean Companhia Siderúrgica de Tubarão.

“CST Shares” shall mean the 786,653,160 common shares issued by CST and held-by the Seller.

“CST Shareholders Agreement” shall mean the shareholders’ agreement of CST dated as of May 25, 1995, as amended.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Exercise Price” shall mean the amount of US dollars that ARCELOR shall pay to the Seller on the Closing Date, which shall be calculated in accordance with Section 2.3 hereof.

“Governmental Authority” shall mean any applicable federal, state, municipal or other governmental department, ministry, commission, board, bureau, agency or instrumentality, including those from the European Union, or any federal, state, local or foreign court or tribunal, or an arbitral tribunal, including those from the European Union.

“Indemnified Persons” shall mean each of the Parties and its Affiliates.

“Legal Requirements” shall mean any and all (a) statutes, laws, ordinances, orders, codes, rules, regulations, requirements or interpretations of any Governmental Authority, (b) final and non-appealable judgments of any Governmental Authority and (c) contracts with any Governmental Authority relating to compliance with matters described in clause (a) or (b) of this definition.

“Losses” shall mean costs, claims, damages, liabilities, judgments, settlements, agreements or expenses, in excess of US$5,000.00 (five thousand US dollars), which are actually suffered by the indemnified Person solely, directly and proximately caused by or arising from any breach of the terms and conditions of this Agreement by either Party and such breach shall not be cured within 30(thirty) days after a written notice of material breach was given by the Indemnified Persons to the other Party that owes the obligation pursuant to Section 9.1 hereof.

“Person” shall mean a natural person, partnership, corporation, limited liability company, joint stock company, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE II

CALL AND PUT OPTION

Section 2.1 Put and Call Option of the CST Shares. Subject to the terms and conditions of this Agreement, the Seller hereby grants to ARCELOR an exclusive, firm, irrevocable and irreversible option to purchase (“Call Option”) all of the CST Shares and ARCELOR grants to the Seller an exclusive, firm, irrevocable and irreversible option to sell (“Put Option” and together with the Call Option, the “Options”) all of the CST Shares held by the Seller as of the date hereof (together with all rights and interests related thereto, which includes, without limitation, the rights to dividends and interest on capital (juros sobre capital próprio), bonus and other subscription rights), free and clear of any Encumbrances on the date hereof and on the Closing Date.

Section 2.2 Exercise of the Options. The Parties hereby acknowledge and agree that the Options referred to in Section 2.1 may only be exercised during the period between May 26, 2005 and June 25, 2005. Any such Options shall be deemed exercised upon the receipt by any of the parties hereto of a written notice delivered by the other party in accordance with Section 10.3 (“Exercise Notice”). If an Exercise Notice is not received by either Party as of 11:59 p.m., Pacific standard time, on June 25, 2005, then the Options shall terminate and this Agreement shall be of no further force or effect.

Section 2.3 Exercise Price. The price for each thousand CST Shares to be purchased by ARCELOR from the Seller upon the exercise of any of the Options referred to in this Article II (“Exercise Price”) shall be US$ 39.00 (thirty nine U.S. Dollars) plus interest thereon equal to US$LIBOR (as applicable on August 2, 2004, i.e. 2.30500 % per annum) plus 1.50% (one point fifty per cent) per annum, proportionally accrued from August 1st, 2004 through the Closing Date, less the gross amount of dividends or interest on capital (juros sobre capital próprio) declared or paid on the CST Shares during the period between June 29th, 2004 and the Closing Date. For purposes of the calculation of the Exercise Price, the amount of such dividends or interest on capital shall be converted into U.S. Dollars pursuant to the purchase and sale average exchange rate released by the Central Bank of Brazil at SISBACEN – PTAX 800 Option 5 on the day such amount was paid by CST (or on the Closing Date with respect to any dividend or interest on capital which is pending payment on the Closing Date).

ARTICLE III

OPTIONS CLOSING

Section 3.1 Closing Date. Within ten (10) Business Days as from the receipt of an Exercise Notice, ARCELOR and the Seller shall agree on a date on which the Closing shall occur.

Section 3.2 Actions to be taken by the Seller at the Closing Date. At the Closing Date, the Seller shall take all actions required to implement the transfer of the CST Shares to ARCELOR, including, but not limited to, the execution and delivery of all required documentation to register the transfer of the CST Shares with the entity responsible for the book-entry of CST shares (instituição escrituradora) and to update the electronic registration of the investment with the Central Bank of Brazil (RDE-IED). The Seller shall deliver to ARCELOR evidence of the transfer of the CST Shares, in a manner satisfactory to ARCELOR.

Section 3.3 Actions to be taken by the Purchaser at the Closing Date. At the Closing Date, the Purchaser shall pay, in U.S. Dollars, the corresponding Exercise Price with respect to the Call Option or Put Option to the Seller, as net receivable, except for any taxes due by the Seller, on an account to be indicated by the Seller at least 3 (three) business days before the due date for the payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1 Representations and Warranties of the Purchaser. ARCELOR represents and warrants to the Seller that all of the statements contained in this Section 4.1 are true and complete as of the date of this Agreement and shall remain true and complete on the Closing Date:

(a) Organization. ARCELOR is a corporation duly organized and validly existing under the laws of Luxembourg and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on ARCELOR’s ability to consummate the Transaction.

(b) Authorization; Validity of Agreement. ARCELOR has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution, delivery and performance by ARCELOR of this Agreement and the consummation of the Transaction have been duly authorized by the relevant corporate body, and no other corporate action on the part of ARCELOR is necessary to authorize the execution and delivery by ARCELOR of this Agreement or the consummation of the Transaction. This Agreement has been duly executed and delivered by ARCELOR, and, assuming due and valid authorization, execution and delivery hereof by the Seller, is a valid and binding obligation of ARCELOR, enforceable against ARCELOR in accordance with its terms, except as limited by applicable bankruptcy, fraudulent conveyance and other similar laws affecting enforcement of creditors rights generally.

(c) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required by, and other applicable requirements of, antitrust authorities, none of the execution, delivery or performance of this Agreement by ARCELOR, the consummation by ARCELOR of the Transaction or compliance by ARCELOR with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of ARCELOR, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) except as otherwise specified in this Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ARCELOR is a party or by which any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ARCELOR or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would no, individually or in the aggregate, have a material adverse effect on ARCELOR’s ability to consummate the Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 5.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that all of the statements contained in this Section 5.1 are true and complete as of the date of this Agreement and shall remain true and complete on the Closing Date.

(a) Share Ownership of CST. The Seller is the holder of record and beneficial owner of 786,653,160 common shares issued by CST. All such shares are free and clear of any Encumbrance and/or third party rights whatsoever and are duly registered with the electronic registration for foreign investments of the Central Bank of Brazil (RDE-IED). The Seller does not hold directly or indirectly any CST shares, or any security convertible to, exchangeable for, or which entitles its holder to subscribe CST shares, other than those mentioned in this Section.

(b) Organization. The Seller is a corporation duly organized and validly existing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to hold the CST Shares and to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Seller’ ability to consummate the Transaction.

(c) Authorization; Validity of Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution, delivery and performance by the Seller of this Agreement and the consummation of the Transaction have been duly authorized by the relevant corporate body, and no other corporate action on the part of the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation of the Transaction. This Agreement has been duly executed and delivered by the Seller, and, assuming due and valid authorization, execution and delivery hereof by the Purchaser, is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, fraudulent conveyance and other similar laws affecting enforcement of creditors rights generally.

(d) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required by, and other applicable requirements of, antitrust authorities, none of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of any of the Transaction or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Seller; (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Seller is a party), (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which the Seller is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Seller’ ability to consummate the Transaction.

ARTICLE VI

COVENANTS OF THE SELLER

Section 6.1 No Sale of Shares. The Seller shall not sell, or permit the sale of, any of the CST Shares, except for the implementation of the Transaction hereunder.

Section 6.2 No Encumbrance. The Seller shall not constitute, nor permit the creation of, any Encumbrance or third party right on the CST Shares.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent to the Obligations of ARCELOR. The obligations of ARCELOR hereunder shall be subject to the following:

(a) all representations and warranties made by the Seller herein shall be true and accurate in all material respects; and

(b) no breach, default or violation by the Seller to this Agreement shall have occurred.

Section 7.2 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller hereunder shall be subject to the following conditions:

(a) all representations and warranties made by ARCELOR herein shall be true and accurate in all material respects; and

(b) no breach, default or violation by ARCELOR to this Agreement shall have occurred.

ARTICLE VIII

NOTIFICATIONS AND FILINGS

Section 8.1 Notifications and Filings. Each of the parties hereby undertakes at its own expense to use all reasonable endeavors to ensure that all required notifications and filings are made with antitrust authorities of Brazil and any other applicable jurisdiction    , in a manner that at the Closing Date, except with respect to notifications and filings to the Brazilian antitrust authorities (a) the expiry, lapsing or termination of all applicable waiting and other time periods (including extensions thereof) under any applicable legislation or regulation or any applicable jurisdiction shall have occurred; (b) each necessary statutory and regulatory obligation in connection with the execution of this Agreement and the transfer of the CST Shares shall have been complied with; and (c) all necessary regulatory consents, approvals or clearances from the competent authorities of any such jurisdiction shall have been obtained.

Section 8.2 Cooperation. Each of the Parties undertakes to use all reasonable endeavors to promptly cooperate with and assist with the other party (or its advisers) in order to procure satisfaction of the conditions stipulated in Section 8.1 above. The Parties shall each bear their own respective costs, including filing fees, in relation to any competition or similar filings and/or notifications required in connection with the execution of this Agreement and the Transaction. Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, international or trade agency, court or regulatory body shall be dealt with by the Seller and ARCELOR in consultation with each other and the Seller and ARCELOR shall promptly cooperate with and provide all necessary information and assistance reasonably required by such government, agency court or regulatory body upon being requested to do so by the other.

Section 8.3 Termination. In the event that the a necessary approval, consent or clearance of a Governmental Authority as provided in Section 8.1 is denied and such decision becomes final, then this Agreement shall terminate and be of no further force and effect.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification; Remedies.

(a) Subject to the conditions set forth herein, any Party hereto shall defend and hold harmless the other Party and such Party’s Indemnified Persons from and against any Losses in connection with or arising out of a breach of the terms and conditions under this Agreement. The foregoing obligation of any Party to indemnify the other Party and such Party’s Indemnified Persons shall continue in force for a period of 6 (six) years from the date hereof.

(b) Mutual Release. ARCELOR and the Seller hereby acknowledge and confirm that no obligation or liability remains between the Parties hereto, including their respective Affiliates, under the CST Shareholders Agreement, and ARCELOR and the Seller shall, upon the Closing hereunder, mutually release each other, including their respective Affiliates, for any obligation or liability under or by virtue of the CST Shareholders Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction, including, but not limited to reasonable fees and disbursements of consultants, attorneys and other advisors, shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 10.2 Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 10.3 Notices. All notices, requests, claims or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (i) if given by telecopier, when transmitted and the appropriate telephonic confirmation is received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, or (ii) if given by certified or registered mail (return receipt requested), postage prepaid, by courier or other means, when received, and, in any such case, addressed as follows (or as otherwise provided by prior notice to each other Party):

if to the Seller to:

CALIFORNIA STEEL INDUSTRIES, INC.

14000 San Bernardino Avenue

Fontana, California 92335

Attn: Mr. Masakazu Kurushima, President and CEO

Facsimile No.: (1 909) 350 6223

if to ARCELOR to:

ARCELOR

19 Avenue de la Liberté

L2930 Luxembourg

Attn: M. Guy Dollé – Président de la Direction Générale

Facsimile No.: +35 2 40 47 16

with a copy to:

ARCELOR

19 Avenue de la Liberté

L2930 Luxembourg

Attn: Corporate General Counsel

Facsimile No.: +35 2 4792 2491

MACHADO, MEYER, SENDACZ E OPICE ADVOGADOS

Rua da Consolação, 247 – 4o andar

São Paulo, SP

01301-903

Attn: José Roberto Opice

Facsimile No.: +55 11 3150 7071

Section 10.4 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of Brazil, without giving effect to its principles or rules of conflict of laws (to the extent that such principles or rules would require the application of the laws of another jurisdiction to the interpretation of the parties’ rights and obligations hereunder).

Section 10.5 Arbitration. Except as otherwise provided herein, in the event of any dispute arising from or in connection with this Agreement or the breach thereof, including, without limitation, any question regarding its existence, validity termination, interpretation and enforceability, the Parties shall use their reasonable best efforts to solve the dispute by consulting with each other in good faith to attempt to reach a solution satisfactory to both Parties. If they do not reach such solution within 30 days of written notice by either Party to the other Party of the existence of a dispute, then, upon written notice by either Party to the other Party, all disputes shall be finally settled by arbitration administered by the International Chamber of Commerce’s Court of Arbitration (ICC) in accordance with its Rules of Arbitration, which Rules are deemed to be incorporated by reference into this Section 10.5. The number of arbitrators shall be three, who shall be nominated in accordance with the ICC Rules of Arbitration. The place of arbitration shall be Rio de Janeiro, Brazil, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall have the power to grant injunctive relief, including orders or awards of specific performance respecting any of the Parties’ obligations under this Agreement. The Parties shall use their reasonable best efforts to enable the arbitral tribunal to issue an award as soon as possible and in any event within 90 days of the initiation of the arbitral proceeding. The award of the arbitral tribunal shall be final and binding upon the Parties and may be confirmed or enforced in any court of competent jurisdiction, and the costs and expenses of such arbitration shall be borne in accordance with the determination of the Court of Arbitration. In the event the arbitration involves more than two Parties, the Parties agree to refer to the multipartite guidelines provided by the ICC to adapt the procedure accordingly. Notwithstanding the provisions of this Section, and for purposes of obtaining the specific performance as provided herein below, the parties may be entitled to seek preliminary, temporary or permanent injunction relief in Court for the purpose of obtaining the completion of the Transaction. Solely for this purpose, the parties hereby elect the Courts of the City of Rio de Janeiro, with the exclusion of any other, no matter how privileged they may be.

Section 10.6 Entire Agreement. This Agreement and the documents, including the letter agreement between the Seller and ARCELOR, copy of which is attached hereto, constitute the entire agreement and understanding of the Parties and supersede all prior agreements and understandings, oral or written, between the Parties hereto, with respect to the subject matter hereof.

Section 10.7 Severability; Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereto shall be enforceable to the fullest extent permitted by applicable Legal Requirements. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable Legal Requirements, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument. This Agreement may be delivered by facsimile and signatures on any facsimile of this Agreement shall be valid and binding as an original signature. Each party hereto agrees that if its signature is delivered by facsimile, an original signature page of such party shall subsequently be delivered to the other parties hereto.

Section 10.9 Specific Performance. Each of the Parties hereto acknowledges and agrees that any violation by it of any provision contained in this Agreement shall cause the other Party hereto irreparable injury not fully off-set by monetary damages. Accordingly, if any Party hereto institutes an action or proceeding to enforce this Agreement, then such non-breaching Party shall be entitled to injunctive or other equitable relief as may be necessary or appropriate to enjoin, prevent or curtail any breach of this Agreement, threatened or actual, without the posting of any bond or security. The foregoing shall be in addition to and without prejudice to such other rights as the non-breaching Party may have under this Agreement or at law, including the right to specific performance provided in articles 585 and 632 of the Brazilian Civil Procedure Code.

Section 10.10 Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party hereto without the prior written consent of the other parties hereto, except that the Parties may assign or transfer, without any prior approval of the other Party, any or all its rights and interests hereunder to an Affiliate. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any Party hereto shall bind and inure to the benefit of the successors and permitted assigns of such Party.

Section 10.11 Confidentiality and Publicity. Each of the Parties undertakes that it will keep confidential and will not, without the prior written consent of the other Party, use for any purposes other than those contemplated by this Agreement, the contents of this Agreements. None of the Parties shall issue or cause to be issued any press release or make or cause to be made any other public statement relating to or connected with or arising out of this Agreement or the matters contained herein, without the prior written consent of the other Party to the content and the manner of presentation and publication thereof. Notwithstanding the foregoing, the Parties shall not be precluded from making any disclosure required to be made to comply with Legal Requirements or the mandatory rules of any applicable stock exchange or securities dealers association, but only to the extent required by such Legal Requirements or mandatory rules, after having informed the other Party concerning the nature and contents of such disclosure.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

[PAGE INTENTIONALLY LEFT BLANK]

(signature page of the Call and Put Option Agreement dated October 14, 2004)

ARCELOR		ARCELOR

By:	/s/ MICHEL WURTH	By:	/s/ ROLAND JUNCK
Name:	MICHEL WURTH	Name:	ROLAND JUNCK
Title:	CFO, SEVP	Title:	SEVP

CSI STEEL INDUSTRIES, INC.		CSI STEEL INDUSTRIES, INC.

By:	/s/ MASAKAZU KURUSHIMA	By:	/s/ RICARDO BERNARDES
Name:	MASAKAZU KURUSHIMA	Name:	RICARDO BERNARDES
Title:	PRESIDENT & CEO	Title:	EXECUTIVE VICE PRESIDENT & CFO

Witnesses:

1.		2.
Name:		Name:
CPF:		CPF: